Exhibit 99.1

KYTHERA Biopharmaceuticals Appoints Hollings C. Renton to Board of Directors

Former Onyx CEO Brings Additional Company Building Experience

to KYTHERA Board

Westlake Village, Calif., January 5, 2015 – KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today announced that it has named Hollings C. Renton to its Board of Directors.

Mr. Renton brings extensive biotechnology leadership experience to KYTHERA. He has over 25 years of experience building successful biotechnology companies, commercializing blockbuster products and forging industry-leading partnerships. Mr. Renton served as the Chief Executive Officer and President of Onyx Pharmaceuticals, Inc. from 1993 to 2008 and as the Chairman of the Board from 2000 to 2008. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991, as Chief Operating Officer from 1987 to 1990, and as Chief Financial Officer from 1983 to 1987. During his tenure at Cetus, Chiron and Onyx, Mr. Renton demonstrated outstanding leadership qualities as well as a deep understanding of the opportunities and challenges faced by evolving biopharmaceutical companies. He has been Chairman of the Board at Portola Pharmaceuticals, Inc. since March 2010 and has served as a director at Cepheid Inc. since March 2000. He previously served as a director of Rigel Pharmaceuticals, Inc., Affymax Inc., Sangstat Medical Corporation, Special Olympics Northern California and the Biotechnology Industry Organization. Mr. Renton holds an MBA from the University of Michigan and a BS in Mathematics from Colorado State University.

“Hollings’ addition will augment an already strong set of skills and experience within the KYTHERA board,” said Keith Leonard, KYTHERA’s President and CEO. “We look forward to having access to his incredible leadership experience, industry knowledge and battle-hardened judgment as we enter a new phase in the development of KYTHERA.”

30930 Russell Ranch Road, Third Floor, Westlake Village, CA  91362

Coincident with the appointment of Mr. Renton, KYTHERA also announced the departures of David Schnell, MD, Managing Director of Prospect Venture Partners, and Robert T. Nelsen, Managing Director of Arch Venture Partners, from the Board of Directors.

“We are incredibly grateful for the steadfast support, commitment and contributions of both David and Bob,” said Mr. Leonard. “They have been champions for KYTHERA since joining the board in 2006 and we have benefited greatly by their presence in our boardroom.”

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s product candidate, ATX-101, is currently in late-stage clinical development for the reduction of submental fat, which commonly presents as a double chin, and is a potential first-in-class submental contouring injectable drug. KYTHERA submitted its New Drug Application for ATX-101 in May 2014, which the FDA has determined will be subject to a standard review and will have a Prescription Drug User Fee Act (PDUFA) action date of May 13, 2015. KYTHERA also maintains an active research interest in hair and fat biology, pigmentation modulation and facial contouring. Find more information at www.kytherabiopharma.com.

Investor Contact:

Heather Rowe

Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com

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30930 Russell Ranch Road, Third Floor, Westlake Village, CA  91362